Exhibit 21.1

PIONEER POWER SOLUTIONS, INC.

Subsidiaries (All 100% Owned)

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation

Pioneer Transformers, Ltd.	Canada
Barnard Granby Realty, Inc	Canada